Exhibit 99.1

AIG Asset Management (U.S.), LLC

2929 Allen Parkway, 36th Floor

Houston, TX 77019

November 10, 2023

Henry Schein Inc.

135 Duryea Road

Melville, New York, 11747

Attn: Michael Amodio, Vice President and Treasurer

Limited Waiver

Ladies and Gentlemen:

Reference is hereby made to that certain Multicurrency Private Shelf Agreement, dated as of October 20, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among Henry Schein, Inc., a Delaware corporation, AIG Asset Management (U.S.), LLC (“AIG”) and each AIG Affiliate party thereto. Capitalized terms used in this waiver letter (“Waiver Letter”) but not defined herein shall have the respective meaning ascribed to them in the Agreement.

The Company has requested an extension of the time required to deliver its unaudited financial statements with respect to the fiscal quarter ended September 30, 2023, pursuant to Section 7.1(a) of the Agreement. The Required Holders hereby agree to extend the due date for the above item to December 8, 2023.

The Company hereby represents and warrants to AIG that no event has occurred, and no condition exists that, either before or after giving effect to this Waiver Letter, constitutes or would constitute a Default or an Event of Default.

Except as specifically set forth herein, nothing contained in this Waiver Letter shall amend, modify or alter any term or condition of the Agreement or any of the Financing Documents. This Waiver Letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Waiver Letter by electronic mail or by .pdf shall be effective as delivery of a manually executed counterpart of this Waiver Letter. This Waiver Letter and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

AIG ASSET MANAGEMENT (U.S.), LLC,

By:	/s/ Peter DeFazio
Name: Peter DeFazio
Title: Managing Director

[Signature Page – Waiver Letter (AIG Multicurrency Private Shelf Agreement)]

ACKNOWLEDGED AND AGREED:

HENRY SCHEIN, INC.,
as Borrower

By:	/s/ Michael Amodio
Name:	Michael Amodio
Title:	Vice President and Treasurer

[Signature Page – Waiver Letter (AIG Multicurrency Private Shelf Agreement)]